N E W S	R E L E A S E

SUBJECT:	HAVERTYS
REPORTS RESULTS FOR THIRD QUARTER 2008

ATLANTA, GEORGIA, NOVEMBER 5, 2008 ( HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported a loss for the third quarter ended September 30, 2008. The net loss for the third quarter of 2008 was $1.5 million or $0.07 per diluted share of Common Stock, as compared to the third quarter 2007 net earnings of $643,000 or $0.03 per diluted share of Common Stock.

For the nine months ended September 30, 2008, the net loss was $2.8 million or $0.13 per diluted share of Common Stock versus net income of $123,000 or $0.01 per diluted share of Common Stock for the same period in 2007.

As previously reported, net sales for the third quarter of 2008 were $175.6 million, a decrease of 12.5% compared to sales of $200.7 million for the corresponding quarter in 2007. Comparable-store sales declined 14.9% for the quarter.

Clarence H. Smith, president and chief executive officer, said, “We have seen more deterioration in consumer spending for big-ticket purchases and the current outlook for the near term continues to be difficult. Our strategy to maintain a strong balance sheet and contain costs has proven to be particularly prudent. Subsequent to the end of the third quarter, all of our borrowings were repaid and we are closely managing our inventories. During the third quarter, we continued to adjust all aspects of our operations to business conditions and reduced our SG&A costs while improving our gross margins.

“Gross margins for the third quarter increased from 49.6% in 2007 to 51.5% this year. Reductions in markdowns and our cessation of in-house free financing for terms greater than one year were the primary contributors to the improvement in gross margins. Total SG&A expenses in the third quarter were $6.9 million lower in 2008 than in the prior year as we adjusted our advertising spending and corporate office, store, and distribution operations. The $8.0 million of reductions in these areas were partially offset by an increase of $1.1 million in our reserve for store closing costs, which includes amounts for potential defaults by our sub-tenants. All of our fixed costs are currently being analyzed for additional reductions. We are evaluating locations with leases reaching renewal for potential renegotiations of option terms or possible closures.

“Inventory levels are currently lower than those throughout the first half of the year. We no longer offer in-house free financing greater than one year and accounts receivable balances have continued to come down and serve as a source of cash. In early October we made the final scheduled payments on two unsecured notes and prepaid the remaining obligations associated with certain properties. Our capital expenditure plans are being curtailed as we spend on normal store maintenance but forego any additional new store activity. We expect to close on a $7.0 million sale-leaseback of one of our stores during the fourth quarter.

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“Our total written business in the fourth quarter to date is down approximately 23% versus the same period last year. We cannot predict the depth or length of the current negative business cycle. Our attention is on tightly managing our business during this period, gaining market share from weaker and defunct competitors, and emerging from this historic down cycle as the most prominent furniture retailer in our markets.”

Havertys is a full-service home furnishings retailer with 123 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company’s website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company’s reports filed with the SEC.

The company will sponsor a conference call Thursday, November 6, 2008 at 8:00 a.m. Eastern Standard Time to review the third quarter. Listen-only access to the call is available via the web at www.havertys.com (About Us) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

NEWS RELEASE – November 5, 2008

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 3

Condensed Consolidated Statements of Income (Amounts in thousands except per share data) (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$175,579	$200,666	$529,243	$578,843
Cost of goods sold	85,104	101,141	256,079	292,980
Gross profit	90,475	99,525	273,164	285,863

Credit service charges	468	591	1,530	1,853
Gross profit and other revenue	90,943	100,116	274,694	287,716

Expenses:
Selling, general and administrative	92,879	99,798	278,139	288,638
Interest, net	273	(571)	348	(723)
Provision for doubtful accounts	432	407	1,044	786
Other (income) expense, net	(359)	(77)	(479)	(728)
Total expenses	93,225	99,557	279,052	287,973

Income (loss) before income taxes	(2,282)	559	(4,358)	(257)

Income tax benefit	(767)	(84)	(1,566)	(380)

Net income (loss)	$(1,515)	$643	$(2,792)	$123

Basic and diluted earnings (loss) per share:
Common Stock	$(0.07)	$0.03	$(0.13)	$0.01
Class A Common Stock	$(0.07)	$0.03	$(0.13)	$0.00

Weighted average shares - basic:
Common Stock	17,213	18,460	17,163	18,501
Class A Common Stock	4,090	4,146	4,107	4,174
Weighted average shares - assuming dilution[1]:
Common Stock	21,303	22,725	21,270	22,827
Class A Common Stock	4,090	4,146	4,107	4,174

Cash dividends per common share:
Common Stock	$0.0675	$0.0675	$0.2025	$0.2025
Class A Common Stock	$0.0625	$0.0625	$0.1875	$0.1875

[1] See additional details at the end of this release.

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NEWS RELEASE – November 5, 2008

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 4

Condensed Consolidated Balance Sheets (Amounts in thousands) (Unaudited)

	September 30, 2008	December 31, 2007	September 30, 2007

Assets
Cash and cash equivalents	$18,724	$167	$17,823
Accounts receivable, net of allowance	31,773	58,748	64,708
Inventories, at LIFO cost	99,830	102,452	93,757
Other current assets	19,214	17,569	27,380
Total current assets	169,541	178,936	203,668

Accounts receivable, long-term	2,536	8,003	10,275
Property and equipment, net	201,565	209,912	214,700
Other assets	23,562	25,086	13,102

	$397,204	$421,937	$441,745

Liabilities and Stockholders' Equity
Notes payable to banks	$—	$—	$—
Accounts payable and accrued liabilities	73,652	84,527	98,472
Current portion of long-term debt and lease obligations	15,191	8,353	8,289
Total current liabilities	88,843	92,880	106,761

Long-term debt and lease obligations, less current portion	7,265	20,331	22,457
Other liabilities	29,546	29,881	27,527
Stockholders' equity	271,550	278,845	285,000

	$397,204	$421,937	$441,745

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NEWS RELEASE – November 5, 2008

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 5

Condensed Consolidated Statements of Cash Flows (Amounts in thousands) (Unaudited)

	Nine Months Ended September 30,
	2008	2007

Operating Activities
Net income (loss)	$(2,792)	$123
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,217	16,889
Provision for doubtful accounts	1,044	786
Loss (gain) on sale of property and equipment	8	(219)
Other	794	1,588

Changes in operating assets and liabilities	23,290	26,023

Net cash provided by operating activities	38,561	45,190

Investing Activities
Capital expenditures	(8,307)	(10,173)
Proceeds from sale of land, property and equipment	256	888
Other investing activities	141	110

Net cash used in investing activities	(7,910)	(9,175)

Financing Activities
Proceeds from borrowings under revolving credit facilities	128,365	362,525
Payments of borrowings under revolving credit facilities	(128,365)	(375,125)

Net decrease in borrowings under revolving credit facilities	—	(12,600)
Payments on long-term debt and capital lease obligations	(6,228)	(8,306)
Treasury stock acquired	(1,806)	(5,213)
Proceeds from exercise of stock options	186	319
Dividends paid	(4,246)	(4,531)

Net cash used in financing activities	(12,094)	(30,331)

Increase in cash and cash equivalents	18,557	5,684

Cash and cash equivalents at beginning of period	167	12,139

Cash and cash equivalents at end of period	$18,724	$17,823

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NEWS RELEASE – November 5, 2008

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES                                         Page 6

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Income Taxes

During the nine months ended September 30, 2008 and 2007, the Company settled certain state tax audits and revised its assessments related to state taxation issues resulting in a $0.3 million recognition of tax benefits and reduction in its FIN 48 reserve

Earnings per Share

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-6 (shares in thousands):

	Quarter Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007

Common Stock:
Weighted-average shares outstanding	17,213	18,460	17,163	18,501

Assumed conversion of Class A Common shares	4,090	4,146	4,107	4,174

Dilutive options and stock awards	—	119	—	152

Total weighted-average diluted Common shares	21,303	22,725	21,270	22,827

# # # # # Contact for information: Dennis L. Fink, EVP & CFO or Jenny Hill Parker, VP, Secretary & Treasurer 404-443-2900